Exhibit 10.3

Execution

BACKSTOP RIGHTS PURCHASE AGREEMENT

by and among

Patriot Coal Corporation

and the other entities set forth on Schedule 1 hereto
as Debtors,

and the Backstop Parties identified as such herein

Dated: November 4, 2013

TABLE OF CONTENTS

Page

Section 1.	Definitions	3

Section 2.	Rights Offering; Backstop Commitment	9

2.1	The Rights Offerings	9
2.2	Backstop	11
2.3	Backstop Fee	12

2.4	Breakup Fee	12

Section 3.	Representations and Warranties of the Debtors	13

3.1	Organization	13
3.2	Due Authorization, Execution and Delivery; Enforceability	13
3.3	Consents	14
3.4	Due Issuance and Authorization of Securities; Reservation of Shares of New Common Stock	14
3.5	No Conflicts	14
3.6	No Registration	14
3.7	Arm’s Length	15
3.8	No Broker’s Fees	15

Section 4.	Representations and Warranties of the Backstop Parties	15

4.1	Organization	15
4.2	Due Authorization	15
4.3	Due Execution; Enforceability	15
4.4	Consents	15
4.5	No Conflicts	16
4.6	Legal Proceedings	16
4.7	No Registration Under the Securities Act	16
4.8	Acquisition for Investment	17
4.9	Accredited Backstop Party	17
4.10	Arm’s Length	17
4.11	No Broker’s Fees	17

Section 5.	Additional Covenants	17

5.1	Uncertificated Units	17
5.2	Further Assurances	17
5.3	Commercially Reasonable Efforts	17
5.4	No-Shop	17

Section 6.	Conditions to Backstop Parties’ Obligations	19

Section 7.	Conditions to the Debtors’ Obligations	21

Section 8.	Plan Support.	22

8.1	Plan	22

-i-

8.2	Agreements of the Supporting Parties	22
8.3	Additional Agreements of the Backstop Parties	23
8.4	Transfers	23
8.5	Additional Agreements of the Creditors’ Committee and the UMWA	24
8.6	Rights of Supporting Parties Unaffected	24
8.7	Additional Agreements of the Debtors	24
8.8	Acknowledgment	25

Section 9.	Miscellaneous	25

9.1	Notices	25
9.2	Indemnification	26
9.3	Survival of Representations and Warranties, etc.	27
9.4	Assignment	27
9.5	Entire Agreement	28
9.6	Waivers and Amendments	28
9.7	Governing Law; Jurisdiction; Venue; Process	28
9.8	Counterparts	29
9.9	Headings; Advice of Counsel; Interpretation	29
9.10	Severability	29
9.11	Termination	29
9.12	Conflict with Confirmation Order and Plan	32
9.13	Specific Performance	32
9.14	No Third Party Beneficiaries	32
9.15	Separate Investment Decisions	32
9.16	Date this Agreement is Effective	33

Exhibits
Exhibit A - Backstop Party Joinder to Agreement
Exhibit B - Supporting Party Joinder to Agreement

Schedules
Schedule 1 - Debtors
Schedule 2 - Backstop Party Commitments

-ii-

BACKSTOP RIGHTS PURCHASE AGREEMENT

THIS BACKSTOP RIGHTS PURCHASE AGREEMENT (together with the exhibits and schedules attached hereto, the “Agreement”) is made this 4th day of November, 2013, by and among Patriot Coal Corporation, a Delaware corporation (the “Company”), the other entities set forth in Schedule 1 hereto (together with the Company, the “Debtors” and each a “Debtor”), each of the undersigned entities and/or their investment advisors, managers, managed funds or accounts, intermediaries or nominees set forth on the signature pages hereto and any person executing a joinder (“Joinder”) to this Agreement in substantially the form attached hereto as Exhibit A as a Backstop Party (collectively, the “Backstop Parties” and each, a “Backstop Party”) and is consented to by the Official Committee of Unsecured Creditors (the “Creditors’ Committee”) and the United Mine Workers of America (the “UMWA” and, together with the Backstop Parties, the Creditors’ Committee and any person executing a joinder to this Agreement in substantially the form attached hereto as Exhibit B as a Supporting Party, the “Supporting Parties” and each, a “Supporting Party”). Capitalized terms used herein but not defined herein will have the meaning assigned to them in the Plan.

W I T N E S S E T H:

WHEREAS, on July 9, 2012 (the “Petition Date ”), each Debtor other than Brody Mining, LLC and Patriot Ventures LLC filed voluntary chapter 11 petitions under the Bankruptcy Code, and, on September 23, 2013, Brody Mining, LLC and Patriot Ventures LLC each filed voluntary chapter petitions under the Bankruptcy Code, and the Debtors’ chapter 11 cases are being jointly administered by the Bankruptcy Court under the caption In re Patriot Coal Corporation, et al, Case No. 12-51502-659 (Jointly Administered) (the “Chapter 11 Cases”);

WHEREAS, on October 9, 2013, the Debtors and Knighthead Capital Management, LLC, solely on behalf of certain funds and accounts it manages and/or advises, entered into a term sheet, consented to by the Creditors’ Committee and the UMWA, relating to the Rights Offerings and related transactions, under which Knighthead may designate certain Co-Investors (as defined therein) (the “Rights Offerings Term Sheet”);

WHEREAS, on October 26, 2013, the Company filed its Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (as amended, supplemented or otherwise modified from time to time, the “Plan”) and the Disclosure Statement for Debtors Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code;

WHEREAS, the transactions contemplated by the Plan include a rights offering (the “Notes Rights Offering”) for new Senior Secured Second Lien Notes of the Company (the “Notes”) and a rights offering (the “Warrant Rights Offering,” together with the Notes Rights Offering, the “Rights Offerings”) for new warrants of the Company (the “Warrants”) exercisable for New Common Stock, pursuant to which holders of an Allowed Senior Notes Claim, Allowed General Unsecured Claim or Allowed Convertible Notes Claim who are Certified Eligible Holders (as defined below), together with the Backstop Parties, will be offered subscription rights to purchase Notes (the “Notes Rights”) and subscription rights to purchase Warrants (the “Warrants Rights,” and together with the Notes Rights, the “Rights”);

WHEREAS, to ensure an orderly Plan confirmation process, (a) the Debtors are prepared to perform their obligations hereunder subject to the terms and conditions of this Agreement, including, among other things to use commercially reasonable efforts to have the Disclosure Statement approved and the Plan confirmed by the Bankruptcy Court; and (b) the Supporting Parties are prepared to perform their obligations hereunder subject to the terms and conditions of the Agreement, including without limitation, working with the Company to obtain Bankruptcy Court approval of this Agreement, the Disclosure Statement, and the Plan;

WHEREAS, in expressing such support and commitment, the Debtors and the Supporting Parties recognize that certain undertakings contemplated by this Agreement are subject to, among other things, the solicitation and disclosure requirements of applicable bankruptcy law and securities laws;

WHEREAS, the aggregate subscription price for the Notes offered for purchase pursuant to the Notes Rights (the “Rights Offering Notes”) shall be $250,000,000, the aggregate subscription price for the Warrants offered for purchase pursuant to the Warrants Rights (the “Rights Offering Warrants”) shall be $25,000 and the aggregate subscription price for the Rights Offering Notes and the Rights Offering Warrants shall be $250,025,000 (the “Rights Offerings Amount”);

WHEREAS, the Rights Offerings will be made only to the Backstop Parties and to holders of Allowed Senior Notes Claims, Allowed General Unsecured Claims and Allowed Convertible Notes Claims that certify they are “eligible holders” (i.e., holders that certify their status as (i) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, or an entity in which all of the equity owners are such “qualified institutional buyers,” or (ii) an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (5), (6) or (7) under the Securities Act, or an entity in which all of the equity owners are such “accredited investors”) pursuant to Section 4(2) of the Securities Act (such holders, “Certified Eligible Holders”, and together with the Backstop Parties, the “Rights Offerings Participants”);

WHEREAS, the Backstop Parties shall be offered Notes Rights to purchase 40% of the Rights Offering Notes and Warrant Rights to purchase 40% of the Rights Offering Warrants, in each case in accordance with their respective Backstop Commitment Percentage, for an aggregate subscription price of $100,010,000, and the remaining Rights shall be allocated to holders of Allowed Claims as of a specified record date, in the proportion of (i) 92.3% to holders of Allowed Senior Notes Claims and (ii) 7.7% to holders of Allowed General Unsecured Claims and Allowed Convertible Notes Claims;

WHEREAS, Rights may not be offered to holders that are not Certified Eligible Holders, and, furthermore, pursuant to Section 3.2(c) of the Plan, the Company may decline to permit the subscription of Rights (the “Declined Rights”) so as to avoid, among other things, being required to become a reporting company under the Exchange Act;

WHEREAS, the Plan contemplates that the Rights not offered to holders of Allowed Senior Notes Claims and the Declined Rights related to Allowed Senior Notes Claims (together, the “Other Senior Notes Rights”) shall be offered to the Backstop Parties as part of their Initial Rights Allocation;

WHEREAS, in respect of such Other Senior Notes Rights and the New Common Stock that would have otherwise been distributed with such Other Senior Notes Rights pursuant to section 3.2(c)(i) of the Plan, the Backstop Parties will pay the Company the amount of cash distributable to holders of Allowed Senior Notes Claims pursuant to section 3.2(c) of the Plan;

WHEREAS, to the extent that not all the Rights are initially subscribed, 60% of the unsubscribed Rights (the “Unsubscribed Rights”) shall be allocated to Rights Offerings Participants that have subscribed for additional Rights, in the proportions set forth herein, and the remaining 40% of the Unsubscribed Rights shall be allocated to the Backstop Parties, with any remaining Rights offered to such parties in such proportions until all Rights have been exercised, or no more Rights are exercised;

WHEREAS, to facilitate the Rights Offerings and ensure that the Company receives the Rights Offerings Amount, and in consideration of the payment of the premiums and expense reimbursements described herein, each Backstop Party is willing to exercise on the Effective Date, to the extent that the Rights Offerings are not fully subscribed, its Backstop Commitment Percentage of the Unsubscribed Rights and to fund on or before the Effective Date its Backstop Purchase Price and its Senior Notes Cash Payment Amount; and

WHEREAS, the Parties agree that any valuations of the Debtors’ or the Reorganized Debtors’ assets or estates, whether implied or otherwise, arising from this Agreement will not be binding for any other purpose, including but not limited to, determining recoveries under the Plan, and this Agreement does not limit such rights regarding valuation in the Chapter 11 Cases.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the Parties hereto hereby agree as follows:

Section 1.    Definitions.

(a) For purposes of this Agreement, the following terms will have the meanings set forth below:

“Affiliate” has the meaning assigned to such term under Rule 144 of the Securities Act.

“Agreement” has the meaning assigned to it in the Preamble.

“Allowed Claim” means an Allowed Senior Notes Claim, Allowed General Unsecured Claim or Allowed Convertible Notes Claim.

“Allowed Convertible Notes Claim” has the meaning assigned to it in the Plan.

“Allowed General Unsecured Claim” has the meaning assigned to it in the Plan.

“Allowed Senior Notes Claim” has the meaning assigned to it in the Plan.

“Alternative Transaction” has the meaning assigned to it in Section 2.4 hereof.

“Approvals” means all approvals and other authorizations that are required under the Bankruptcy Code for the Debtors to take the actions set forth herein and in the Plan.

“Arch” has the meaning assigned to it in Section 6(d).

“Backstop Allocation” means Notes Rights and Warrant Rights offered to the Backstop Parties to purchase up to 40% of the Rights Offering Notes and up to 40% of the Rights Offering Warrants, respectively, for an aggregate subscription price of $100,010,000.

“Backstop Commitment Amounts” means the amounts set forth under the heading “Backstop Commitment Amounts” on Schedule 2 opposite each Backstop Party’s name.

“Backstop Commitment Percentages” means the percentages set forth under the heading “Backstop Commitment Percentages” on Schedule 2 opposite each Backstop Parties’ name.

“Backstop Fee” has the meaning assigned to it in Section 2.3 hereof.

“Backstop Party” and “Backstop Parties” have the meanings assigned to such terms in the Preamble.

“Backstop Party Material Adverse Change” means a material and adverse change or development (a) that would reasonably be expected to materially prohibit, delay or adversely impact a Backstop Party’s performance of its obligations under this Agreement or (b) concerning the validity or enforceability of this Agreement against a Backstop Party.

“Backstop Purchase Price” has the meaning assigned to it in Section 2.2(b)(i) hereof.

“ Bankruptcy Code ” means the Bankruptcy Reform Act of 1978, as amended and as codified in title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as applicable to the Chapter 11 Cases.

“Bankruptcy Court ” means the United States Bankruptcy Court for the Eastern District of Missouri Eastern Division having jurisdiction over the Chapter 11 Cases, whether acting through its bankruptcy court unit or otherwise.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as amended, as applicable to the Chapter 11 Cases.

“Breakup Fee” has the meaning assigned to it in Section 2.4 hereof.

“Breakup Fee Triggering Event” has the meaning assigned to it in Section 2.4 hereof.

“ Business Day” means any day other than a Saturday, Sunday or a legal holiday on which banking institutions in the State of New York are not required to open.

“Chapter 11 Cases” has the meaning assigned to it in the Recitals.

“Claim” shall mean “claim” (as defined in section 101(5) of the Bankruptcy Code) against any Debtor, whether such claim arose, was incurred or accrued before or after the Petition Date.

“Creditors’ Committee” has the meaning assigned to it in the Preamble.

“Company” has the meaning assigned to it in the Preamble.

“Confirmation Order” has the meaning assigned to it in Section 6(a) hereof.

“Debtors” means the Company and entities set forth in Schedule 1 attached hereto.

“Declined Rights” has the meaning assigned to it in the Recitals.

“Disclosure Statement” means the disclosure statement in respect of the Plan that describes the Plan.

“Disclosure Statement Order” has the meaning assigned to it in Section 8.2(a).

“Effective Date” has the meaning set forth in the Plan.

“Expense Reimbursement” means all the reasonable and documented out-of-pocket fees and expenses of (i) Kirkland & Ellis LLP incurred on or after the date of the execution of the Rights Offerings Term Sheet relating to the preparation, negotiation and execution of the Backstop Agreement, the Plan, the Offerings Procedures, the Rights Offerings Term Sheet, the Plan documents or the Postconfirmation Organizational Documents (including, without limitation, in connection with the successful enforcement of any of rights and remedies under such documents) and, in each of the foregoing cases, the proposed documentation and the transactions contemplated thereunder and (ii) in the event the Debtors and the Backstop Parties agree that the Backstop Parties require a financial advisor in connection with litigation regarding the Plan and the Rights Offerings and the transactions contemplated thereby, one financial advisor in an amount to be agreed between the Debtors and the Backstop Parties, in each case excluding any fees and expenses previously paid by the Debtors in respect of the Initial Expense Reimbursement.

“Expiration Date” has the meaning assigned to it in Section 9.11(a)(A) hereof.

“File” or “Filed” means file, filed or filing with the Bankruptcy Court or its authorized designee in these Chapter 11 Cases.

“First -Lien Exit Facilities” means senior secured debt issued on the Effective Date by the Reorganized Company providing for: (1) no more than a $250.0 million first lien term loan facility, (2) a $200.0 million first lien letter of credit facility, none of which letters of credit shall be cash collateralized as of the Effective Date, or such other replacement letter of credit facility in such aggregate amount as may be necessary to fully satisfy the Debtors’ postpetition letter of credit financing obligations, and (3) a first lien revolving facility with commitments of $ 125.0 million that shall be fully available (subject to a borrowing base) on the Effective Date, the terms of which agreements are reasonably satisfactory to the Backstop Parties, provided that the material financial terms thereof, including, without limitation, the coupon rate, the amount of any original issue discount and the maturity, shall be satisfactory to the Backstop Parties in their sole discretion.

“Governmental Entity” means any (i) federal, state, local, municipal, foreign or other government; (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or Tax Authority or power of any nature, including any arbitration tribunal.

“Hatfield Side Letter” means that certain letter agreement regarding the UMWA Pension Plan by and between Cecil E. Roberts and Bennett K. Hatfield, dated June 30, 2013.

“Indemnified Claims” has the meaning assigned to it in Section 9.2(b)

“Indemnitees” have the meaning assigned to it in Section 9.2 hereof

“Initial Expense Reimbursement” means all reasonable and documented fees and expenses incurred by Kirkland & Ellis LLP relating to negotiation of the terms and definitive documentation of a potential backstopped rights offering, and the performance of legal and other due diligence related to the negotiation, approval, and implementation thereof, whether or not the Debtors and Knighthead ultimately agree to the terms of any transaction, payable under the Order Authorizing and Approving the Payment of Fees and Reimbursement of Expenses of Potential Rights Offering Backstop Parties, approved by the Bankruptcy Court on July 26, 2013, Docket No. 4385.

“Initial Rights Allocation” means, with respect to each Certified Eligible Holder, those Rights initially offered to such Certified Eligible Holder in respect of its Allowed Claims or, with respect to Backstop Parties, their respective Backstop Commitment Percentage of the Backstop Allocation and the Other Senior Notes Rights.

“Joinder” has the meaning assigned to it in the Recitals.

“Knighthead” means Knighthead Capital Management, LLC, solely on behalf of certain funds and accounts it manages and/or advises.

“Material Adverse Change” means any change, conditions, development or event that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Company and its subsidiaries or the industry in which it operates; provided that “Material Adverse Change” shall not include any such change, condition, development or event arising out of or resulting from (a) conditions or effects that generally affect persons operating in the industries and markets in which the Company and its subsidiaries operate, (b) general economic conditions in the U.S., or globally, (c) national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S. or any of its territories, possessions or personnel, or (d) financial, banking, securities, credit or commodities markets, prevailing interest rates or general capital markets conditions in the U.S. or globally; except in each of clauses (a), (b), (c) and (d) above, if the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby relative to other persons engaged in the industry in which they operate.

“New Common Stock” means the Class A common stock, par value $0.01 per share, of the Reorganized Company, entitled to one vote per share of common stock on all matters on which the common stock of the Reorganized Company is entitled to vote.

“Notes” has the meaning assigned to it in the Recitals.

“Notes Rights” has the meaning assigned to it in the Recitals.

“Notes Rights Offering” has the meaning assigned to it in the Recitals.

“Notes Subscription Purchase Price” means the purchase price for the Rights Offering Notes acquired by a Rights Offerings Participant, as calculated in accordance with such Rights Offerings Participant’s Subscription Form.

“Other Senior Notes Rights” has the meaning assigned to it in the Recitals.

“Party” means each of the Debtors or any Backstop Party, individually, and the “Parties” means the Debtors and the Backstop Parties, collectively, including, in each case, any person executing a Joinder as a Backstop Party.

“Peabody” has the meaning assigned to in Section 6(c).

“Person” means an individual, a partnership, a joint venture, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization, a joint stock company, a labor union, an estate, a Governmental Entity or any other entity.

“Petition Date” means, with respect to the Debtors other than Brody Mining, LLC and Patriot Ventures LLC, July 9, 2012, and, with respect to Brody Mining, LLC and Patriot Ventures LLC, September 23, 2013.

“Plan” has the meaning assigned to it in the Recitals.

“Plan Documents” has the meaning assigned to it in Section 6(k) hereof.

“Postconfirmation Organizational Documents” has the meaning assigned to it in Section 6(i) hereof.

“Registration Rights Agreement” has the meaning assigned to it in the Plan.

“Remaining Rights Offering Notes” has the meaning assigned to it in Section 2.2(a)(i) hereof.

“Remaining Rights Offering Warrants” has the meaning assigned to it in Section 2.2(a)(i) hereof.

“Reorganized Company” means the Company as reorganized pursuant to and under the Plan on the Effective Date.

“Reorganized Debtors” means the Debtors as reorganized pursuant to and under the Plan on the Effective Date.

“Rights” has the meaning assigned to in the Recitals.

“Rights Offering Notes” has the meaning assigned to it in the Recitals.

“Rights Offering Warrants” has the meaning assigned to it in the Recitals.

“Rights Offerings” has the meaning assigned to it in the Recitals.

“Rights Offerings Amount” has the meaning assigned to it in the Recitals.

“Rights Offerings Participant” has the meaning assigned to it in the Recitals.

“Rights Offerings Procedures” means those rights offerings procedures attached as Appendix A to the Debtors’ Motion for Entry of an Order Pursuant to 11 U.S.C. §§ 363(b)(1) and 105(a) (i) Authorizing Entry Into a Backstop Purchase Agreement, (ii) Authorizing the Debtors to Conduct the Rights Offerings in Connection with the Debtors’ First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code and (iii) Approving Rights Offerings Procedures, filed with the Bankruptcy Court on October 16, 2013, as thereafter amended or modified.

“Rights Offerings Term Sheet” has the meaning assigned to in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Notes Cash Payment” has the meaning assigned to it in Section 2.1(b).

“Senior Notes Cash Payment Amount” means, as to each Backstop Party, such Backstop Party’s Backstop Commitment Percentage multiplied by the Senior Notes Cash Payment.

“Subscription Agent” has the meaning assigned to it in the Plan.

“Subscription Deadline” means December 10, 2013 at 5:00 p.m. (prevailing Central Time) or such later time as determined by the Debtors in their sole discretion.

“Subscription Form” means the subscription form(s) and applicable instructions included on the ballot sent to each Rights Offerings Participant on which such Rights Offerings Participant may exercise his, her or its Initial Rights Allocation and, optionally, an Oversubscription, in substantially the form attached to the Rights Offerings Procedures.

“Subscription Purchase Price” means the purchase price for the Rights Offering Notes and the Rights Offering Warrants, as the case may be, acquired by each Rights Offerings Participant as calculated in accordance with such Rights Offerings Participant’s Subscription Form.

“Superior Transaction” has the meaning assigned to it in Section 9.11(b)(B).

“Supporting Parties” and “Supporting Party” have the meanings assigned to such terms in the Preamble.

“Taxation,” “Tax” or “Taxes” shall mean all forms of taxation, assessment, levy, duty or other governmental charge imposed by any Governmental Entity, including any income, alternative or add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, environmental, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, real property, personal property, ad valorem, occupancy, license, occupation, unclaimed property liabilities, employment, payroll, social security, disability, unemployment, withholding, corporation, inheritance, value added, stamp duty reserve, estimated or other similar tax, assessment, levy, duty (including duties of customs and excise) or other governmental charge of any kind whatsoever, chargeable by any Tax Authority together with all penalties, interest and additions thereto, whether disputed or not.

“Tax Authority” shall mean any taxing or other authority (whether within or outside the U.S.) competent to impose Tax.

“UMWA” has the meaning assigned to it in the Preamble.

“Unsubscribed Rights” has the meaning assigned to it in the Recitals.

“Voting Trust” has the meaning assigned to it in the Plan.

“Voting Trust Agreement” has the meaning assigned to it in the Plan.

“Warrants” means the new warrants of the Reorganized Company with the terms set forth in the Plan.

“Warrant Rights” has the meaning set forth in the Recitals.

“Warrant Rights Offering” has the meaning set forth in the Recitals.

“Warrants Subscription Purchase Price” means the purchase price for the Rights Offering Warrants acquired by a Rights Offerings Participant, as calculated in accordance with such Rights Offerings Participant’s Subscription Form.

Section 2.    Rights Offering; Backstop Commitment.

2.1           The Rights Offerings.

(a) Commencing the Rights Offerings. The Subscription Agent will commence the Rights Offerings as part of the Plan solicitation process. Each Rights Offerings Participant will have the opportunity to participate in each of the Rights Offerings by electing to exercise its Initial Rights Allocation, in whole or in part, by (i) completing and returning a duly completed Subscription Form in the manner specified in the instructions accompanying the Subscription

Form and (ii) paying or arranging for payment of such Rights Offerings Participant’s Subscription Purchase Price (as calculated pursuant to the Subscription Form) in the manner specified in the instructions accompanying the Subscription Form; provided that Knighthead shall exercise Senior Notes Rights with respect to at least $57,000,000 of Senior Notes.

(b) Other Senior Notes Rights. In furtherance of Section 2.1(a), the Backstop Parties (in accordance with their respective Backstop Commitment Percentage) shall be offered the Other Senior Notes Rights as part of the Backstop Parties’ Initial Rights Allocation. The Backstop Parties (in accordance with their respective Backstop Commitment Percentage) shall also receive the New Common Stock that would have otherwise been distributed with the Other Senior Notes Rights pursuant to section 3.2(c)(i) of the Plan. On or before the Effective Date, the Backstop Parties (in accordance with their respective Backstop Commitment Percentage) shall pay to the Company the amount of cash distributable to holders of Allowed Senior Notes Claims pursuant to section 3.2(c) of the Plan, which amount shall be equal to the lesser of (i) ten percent (10%) of the principal amount of the Senior Notes underlying such Allowed Senior Notes Claims and (ii) $5,000,000 (such amount, the “Senior Notes Cash Payment”).

(c) Oversubscription. To the extent that any Initial Rights Allocations are not exercised in full, 60% of the Unsubscribed Rights shall be allocated to the Rights Offerings Participants that have over subscribed for additional Rights in their duly completed Subscription Forms (such subscription, an “Oversubscription”), in the proportion of 92.3% as to Rights Offerings Participants who are holders of an Allowed Senior Notes Claim or who have subscribed for Other Senior Notes Rights, and 7.7% as to Rights Offerings Participants who are holders of an Allowed General Unsecured Claim or Allowed Convertible Notes Claim, and the remaining 40% of the Unsubscribed Rights shall be allocated to the Backstop Parties in accordance with their respective Backstop Commitment Percentage, with any remaining Unsubscribed Rights offered to such parties in such proportions until all Rights have been exercised, or no further Rights are exercised in any such offer. The purchase price for such Oversubscription shall be included in such Rights Offerings Participant’s Subscription Purchase Price, and must be paid on or prior to the Subscription Deadline in the manner specified above in Section 2.1(a) and in the instructions accompanying the Subscription Form; provided, however, that any amounts in respect of a Backstop Party’s Subscription Purchase Price must be received on or before the Effective Date.

(d) Failure to Deliver Subscription Form or Subscription Purchase Price. If, for any reason, the Subscription Agent does not receive on or prior to the Subscription Deadline from a Rights Offerings Participant both (i) a duly completed Subscription Form and the other documents included therewith and (ii) payment in immediately available funds in an amount equal to such Rights Offerings Participant’s Subscription Purchase Price (as calculated pursuant to the Subscription Form), then such Rights Offerings Participant will be deemed to have relinquished and waived its right to participate in the Rights Offerings; provided, however, that any Backstop Party’s Subscription Purchase Price must be received on or before the Effective Date.

2.2           Backstop.

(a)           Effectuating the Backstop Commitment.

(i) If, after applying the procedures set forth in Section 2.1(c), there remain Unsubscribed Rights to acquire Rights Offering Notes or Rights Offering Warrants, as the case may be (respectively, the “Remaining Rights Offering Notes” and the “Remaining Rights Offering Warrants”), such Unsubscribed Rights shall be automatically and without further action by any party deemed transferred to the Backstop Parties in accordance with their Backstop Commitment Percentages, and each of the Backstop Parties hereby irrevocably elects to exercise such Unsubscribed Rights and purchase, at the applicable Subscription Purchase Price per $ 1,000 aggregate principal amount of Rights Offering Notes and per Rights Offering Warrant, such Remaining Rights Offering Notes and Remaining Rights Offering Warrants equal to its Backstop Commitment Percentage multiplied by the amount of such Remaining Rights Offering Notes and Remaining Rights Offering Warrants. In accordance with Section 2.2(b)(ii)(A), the purchase price for such Remaining Rights Offering Notes and Remaining Rights Offering Warrants shall be paid to the Company on or before the Effective Date.

(ii) The closing of the purchase and sale of the Remaining Rights Offering Notes and the Remaining Rights Offering Warrants, if any, will take place on the Effective Date.

(b)           Backstop Purchase.

(i) Notice. As soon as practicable but no later than ten (10) Business Days after the Subscription Deadline (including any extensions thereto as a result of reoffers of Unsubscribed Rights), the Subscription Agent will deliver notice to the Backstop Parties of (i) (A) each of the Backstop Parties’ irrevocable commitment to purchase the Remaining Rights Offering Notes and the Remaining Rights Offering Warrants up to such Backstop Party’s Backstop Party Commitment Amount; and (B) the purchase price therefor as described in Section 2.2(a) (the “Backstop Purchase Price”) and (ii) each of the Backstop Parties’ Senior Notes Cash Payment Amount.

(ii)  Delivery of Funds.

(A) On or prior to the Effective Date, each of the Backstop Parties will deliver its applicable Backstop Purchase Price, if any, and Senior Notes Cash Payment Amount by wire transfer in immediately available funds to an account (or accounts) designated by the Subscription Agent at least two (2) Business Days prior to the Effective Date.

(B) In the event that one or more of the Backstop Parties fails to fund any portion of its Backstop Purchase Price, the Subscription Agent will first make one or more reoffers of the Rights represented by such Backstop Purchase Price to the other Backstop Parties (pro rata based on their Backstop Commitment Percentages (calculated after excluding the non-funding Backstop Party) until such Rights are fully exercised or no additional Rights were exercised in the last such reoffer; provided that no Backstop Party other than Knighthead shall be obligated to fund more than its Backstop Commitment Amount hereunder without such Backstop Party’s express prior written consent. If after making such offers to the other Backstop Parties, the Rights Offering is not fully subscribed, then the Parties may enforce against the Backstop Party who failed to fund its Backstop Purchase Price in accordance with Section 2.2(a), its irrevocable commitment to do so and to purchase the related Rights Offering Notes and Rights Offering Warrants, including without limitation, seeking specific performance by such non-funding Backstop Party. Notwithstanding the foregoing, the Debtors may enforce against Knighthead a commitment to fully subscribe the Rights Offerings and to purchase the related Rights Offering Notes and Rights Offering Warrants.

2.3 Backstop Fee. In consideration for the Backstop Parties having irrevocably elected to purchase their applicable Remaining Rights Offering Notes and Remaining Rights Offering Warrants, and to fund their applicable Backstop Purchase Price, on or before the Effective Date, each Backstop Party will be entitled to receive an amount equal to 5% of its Backstop Commitment Amount payable in Backstop Fee Notes and Backstop Fee Warrants as set forth opposite its name in Schedule 2 hereto (the “Backstop Fee”). For the avoidance of doubt, each of the Backstop Parties will be entitled to its portion of the Backstop Fee without regard to whether the Rights Offerings are fully subscribed so long as such Backstop Party has purchased its applicable Remaining Rights Offering Notes and Remaining Rights Offering Warrants in accordance with Section 2.2(a) and funded its applicable Senior Notes Cash Payment Amount, and Backstop Purchase Price, including in the case of Knighthead, any unpaid amounts due to the failure of any Backstop Party to fund its Senior Notes Cash Payment Amount and Backstop Purchase Price. Notwithstanding the foregoing, in the event that any Backstop Party fails to purchase any portion of its applicable Remaining Rights Offering Notes and Remaining Rights Offering Warrants allocated to such Party or to fund its applicable Senior Notes Cash Payment Amount or Backstop Purchase Price, such Backstop Party shall not be entitled to its portion of the Backstop Fee; provided such portion of the Backstop Fee shall be payable to any other party, including Knighthead or any other Backstop Party, that assumes and satisfies the obligations of such Backstop Party. Following approval by the Bankruptcy Court of this Agreement, and upon consummation of the Rights Offerings, the Backstop Fee shall be payable without further Bankruptcy Court review or further Bankruptcy Court order. The Debtors’ obligations to pay the Backstop Fee shall constitute superpriority administrative expense claims against the Debtors junior only to the superpriority administrative expense claims granted to holders of the DIP Facility Claims.

2.4  Breakup Fee.

(a) In the event the Debtors enter into or seek court authority to enter into, or the Creditors’ Committee causes the Debtors to enter into or seek court authority to enter into (in each case, a “ Breakup Fee Triggering Event”) a transaction, or series of transactions, whether pursuant to a plan of reorganization, liquidation or otherwise, or merger, consolidation or combination or any other disposition of any material portion of the assets of or equity, capital stock or ownership interests in the Company and its subsidiaries outside the ordinary course of business, with or sponsored by any entity other than the Backstop Parties (an “Alternative Transaction”) the Company shall pay to the Backstop Parties (including any party that assumes any Backstop Party’s Backstop Commitment Amount and funds such Backstop Party’s Backstop Purchase Price) an aggregate fee of $10.0 million in cash (the “Breakup Fee”) with each

Backstop Party receiving its allocable portion of such Breakup Fee based on its Backstop Commitment Percentage; provided , however, that the Breakup Fee shall not be payable in the event that the Rights Offerings are not consummated due to (i) the termination of the Backstop Agreement by the Backstop Parties as a result of the failure of one or more conditions precedent to the Backstop Parties’ obligations thereunder to be satisfied or waived by the Backstop Parties or (ii) the termination of the Backstop Agreement following any uncured breach of the Backstop Agreement by one or more Backstop Parties, in each case, other than due to a breach of the provisions of Section 5.4. Notwithstanding the foregoing, and for the avoidance of doubt, the Breakup Fee will be payable to the Backstop Parties in the event (i) the Debtors terminate this Agreement on or prior to the Effective Date in accordance with Section 9.11(b)(B) or (ii) the Creditors Committee withdraws its support of this Agreement in accordance with Section 9.11(c) and the Debtors enter into or seek court authority to enter into an Alternative Transaction, including a Superior Transaction, following such withdrawal of support. The Breakup Fee shall be paid on the earlier of the closing date of the Alternative Transaction and the thirtieth (30th) day after the Breakup Fee Triggering Event by wire transfer of immediately available funds to the accounts identified on Schedule 2 hereto.

(b) The terms set forth in this Section 2.4 shall survive termination of this Agreement to the extent set forth above and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement or any of the other transactions contemplated by the Plan are consummated. The Parties acknowledge that the agreements contained in this Section 2.4 are an integral part of the transactions contemplated by this Agreement, and constitute liquidated damages and not a penalty, and that, without these agreements, the Backstop Parties would not have entered into this Agreement. Following approval by the Bankruptcy Court of this Agreement, the Breakup Fee shall be payable in accordance with Section 2.4(a) without further Bankruptcy Court review or further Bankruptcy Court order. The Debtors’ obligations to pay the Breakup Fee shall constitute superpriority administrative expense claims against the Debtors junior only to the superpriority administrative expense claims granted to holders of the DIP Facility Claims. The obligations set forth in this Section 2.4 are in addition to, and do not limit, the Debtors’ obligations under any other provisions of this Agreement.

(c) Regardless of whether the Breakup Fee is payable, the Backstop Parties shall be entitled to payment of the Initial Expense Reimbursement and all other Expense Reimbursements.

Section 3. Representations and Warranties of the Debtors. The Debtors jointly and severally represent and warrant to the Backstop Parties as follows:

3.1 Organization. Each Debtor is duly formed and validly existing under the laws of its state of formation.

3.2 Due Authorization, Execution and Delivery; Enforceability. Subject to the Approvals, each of the Debtors has the requisite corporate or limited liability company power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder, including the issuance of the Rights Offering Notes, the Rights Offering Warrants, the Backstop Fee Notes and the Backstop Fee Warrants by the Reorganized Company, and will take all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement, including the issuance of the Rights Offering Notes, the Rights Offering Warrants, the Backstop Fee Notes, the Backstop Fee Warrants and the New Common Stock underlying such Rights Offering Warrants and Backstop Fee Warrants by the Reorganized Company. Subject to the Approvals, this Agreement will constitute, assuming the execution by the other Parties hereto, the legally valid and binding obligation of the Debtors, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3 Consents. Subject to the Approvals, none of the execution, delivery or performance of this Agreement by the Debtors will require any consent of, authorization by, exemption from, filing with, or notice to any Governmental Entity having jurisdiction over any Debtor.

3.4 Due Issuance and Authorization of Securities; Reservation of Shares of New Common Stock. The Rights Offering Notes, the Rights Offering Warrants, the Backstop Fee Notes and the Backstop Fee Warrants, and the New Common Stock underlying such Rights Offering Warrants and Backstop Fee Warrants, issued and delivered to the Backstop Parties pursuant to the terms of this Agreement will be, upon issuance, duly authorized and validly issued and will be free from all taxes, liens, preemptive rights and charges with respect to the issue thereof and the shares of New Common Stock underlying the Rights Offering Warrants and the Backstop Fee Warrants will, when issued, be fully paid and non-assessable. The number of shares of New Common Stock issuable in respect of the Rights Offering Warrants and the Backstop Fee Warrants shall have been reserved by the board of directors of the Reorganized Company.

3.5 No Conflicts. Except for the Approvals, the execution, delivery and performance of this Agreement by the Debtors will not (a) conflict with or result in any breach of any provision of any Debtor’s organizational documents as in effect on the Effective Date, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any material agreement, lease, mortgage, license, indenture, instrument or other contract to which any of them is a party or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, federal and state securities laws and regulations) applicable to any of them or their Subsidiaries or by which any of them or their Subsidiaries’ properties or assets are bound or affected as in effect on the Effective Date, except in the case of clauses (b) or (c) as would not, individually or in the aggregate, result in or reasonably be expected to result in a Material Adverse Change.

3.6 No Registration. Assuming the accuracy of the representations and warranties and compliance with the covenants of the Backstop Parties set forth in this Agreement, no registration of the Rights Offering Notes, the Rights Offering Warrants, the Backstop Fee Notes, the Backstop Fee Warrants and the New Common Stock underlying such Rights Offering Warrants and Backstop Fee Warrants, under the Securities Act is required for the purchase of the

Rights Offering Notes and the Rights Offering Warrants by the Backstop Parties and the issuance of the Backstop Fee Notes and the Backstop Fee Warrants to the Backstop Parties, in the manner contemplated by this Agreement.

3.7 Arm’s Length. The Debtors are acting solely in the capacity of an arm’s length contractual counterparty to such Backstop Party with respect to the transactions contemplated hereby. The Debtors understand that no Backstop Party is relying on the Debtors, or any of their legal, financial, accounting or other advisors for any legal, tax, investment, accounting or regulatory advice.

3.8 No Broker’s Fees. To the best of their knowledge, no Debtor is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a claim against the Debtors or the Backstop Parties for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated hereby.

Section 4. Representations and Warranties of the Backstop Parties. Each Backstop Party severally and not jointly represents and warrants as to itself, and not as to any other Backstop Party, to the Debtors as follows:

4.1 Organization. Such Backstop Party is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.

4.2 Due Authorization. Such Backstop Party has the requisite power and authority to enter into, execute and deliver this Agreement and the Subscription Forms and to perform its obligations hereunder and thereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement and the Subscription Forms.

4.3 Due Execution; Enforceability. This Agreement has been duly and validly executed and delivered by such Backstop Party and, assuming the due execution of the other parties hereto, will constitute its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). When the Subscription Form is duly and validly executed and delivered by such Backstop Party and, assuming the execution of the other parties thereto, such Subscription Form will constitute its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.4 Consents. None of the execution, delivery or performance of this Agreement or the Subscription Forms by such Backstop Party will require any consent of, authorization by,

exemption from, filing with, or notice to any Governmental Entity having jurisdiction over such Backstop Party.

4.5 No Conflicts. The execution, delivery and performance of this Agreement and the Subscription Forms by such Backstop Party will not (a) conflict with or result in any breach of any provision of its organizational documents, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any material agreement, lease, mortgage, license, indenture, instrument or other contract to which it is a party or by which its properties or assets are bound, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, federal and state securities laws and regulations) applicable to it or by which its properties or assets are bound or affected as in effect on the Effective Date, except in the case of clauses (b) and (c), as would not, individually or in the aggregate, result in or reasonably be expected to result in a Backstop Party Material Adverse Change with respect to such Backstop Party.

4.6 Legal Proceedings. There are no actions, suits or proceedings to which such Backstop Party is a party or to which any property of such Backstop Party is subject that, individually or in the aggregate, has materially prohibited, delayed or adversely impacted, or if determined adversely to such Backstop Party, would reasonably be expected to materially prohibit, delay or adversely impact such Backstop Party’s performance, of its obligations under this Agreement and no such actions, suits or proceedings are, to the knowledge of such Backstop Party, threatened or contemplated and, to the knowledge of such Backstop Party, no investigations are threatened by any governmental or regulatory authority or threatened by others that has or would reasonably be expected, individually or in the aggregate, to materially prohibit, delay or adversely impact such Backstop Party’s performance of its obligations under this Agreement.

4.7 No Registration Under the Securities Act. Such Backstop Party understands that the Rights Offering Notes and the Rights Offering Warrants to be purchased by it and the Backstop Fee Notes and the Backstop Fee Warrants issuable to it pursuant to the terms of this Agreement have not been registered, and that, other than as provided for under the Registration Rights Agreement, none of the Debtors will be required to effect any registration or qualification, under the Securities Act or any state securities law, and the Rights Offering Notes, the Rights Offering Warrants, the Backstop Fee Notes and the Backstop Fee Warrants will be issued in reliance upon exemptions contained in the Securities Act or interpretations thereof, in the applicable state securities laws and under the Bankruptcy Code. Such Backstop Party understands that the Rights Offering Notes, the Rights Offering Warrants, the Backstop Fee Notes and the Backstop Fee Warrants cannot be offered for sale, sold or otherwise transferred except pursuant to a registration statement or in a transaction exempt from or not subject to registration under the Securities Act.

4.8 Acquisition for Investment. The Rights Offering Notes, the Rights Offering Warrants, the Backstop Fee Notes and the Backstop Fee Warrants are being acquired under this Agreement by such Backstop Party in good faith solely for its own account, for investment and not with a view toward resale or other distribution within the meaning of the Securities Act.

4.9 Accredited Backstop Party. Such Backstop Party is (i) an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (5), (6) or (7), or an entity in which all of the equity owners are such “accredited investors” or (ii) a “qualified institutional investor” within the meaning of Rule 144A under the Securities Act, or an entity in which all of the equity owners are such “qualified institutional buyers.”

4.10 Arm’s Length. Such Backstop Party understands that the Debtors are acting solely in the capacity of an arm’s length contractual counterparty to such Backstop Party with respect to the transactions contemplated hereby. Additionally, such Backstop Party is not relying on the Debtors, or any of their legal, financial, accounting or other advisors for any legal, tax, investment, accounting or regulatory advice.

4.11 No Broker’s Fees. To the best of its knowledge, such Backstop Party is not a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a claim against the Debtors for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated hereby.

Section 5.    Additional Covenants.

5.1 Uncertificated Units. The Parties agree that the Rights Offering Warrants, the Backstop Fee Warrants and the New Common Stock will not be certificated.

5.2 Further Assurances. From time to time after the date of this Agreement, the Parties will execute, acknowledge and deliver to the other Party such other instruments, documents, and certificates and will take such other actions as the other Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

5.3  Commercially Reasonable Efforts

(a) The Debtors will use commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied and to consummate the transactions contemplated herein.

(b) The Backstop Parties will use commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied and to consummate the transactions contemplated herein.

5.4  No-Shop

(a) Except with the prior written consent of the Backstop Parties, or as expressly permitted by Sections 5.4(b) or 5.4(c) below, as applicable, the Debtors and the Creditors’ Committee and their respective advisors and representatives will not, directly or indirectly, take any action to solicit, initiate, encourage or assist the submission of, or enter into any discussions (other than accepting an initial inbound communication), negotiations or agreements regarding, any proposal, negotiation or offer relating to an Alternative Transaction (including any proposal submitted to the Debtors or their advisors or the Creditors’ Committee or their advisors on an unsolicited basis).

(b) Notwithstanding the preceding paragraph (a), if following the date hereof, the Company receives from any person (other than any of the Backstop Parties) a bona fide unsolicited proposal or expression of interest in undertaking an Alternative Transaction that the board of directors of the Company reasonably determines in its good faith judgment could be expected to lead to a proposal for a Superior Transaction and that the failure to take the actions set forth in clauses (i) and (ii) in this Section 5.4(b) would be inconsistent with its fiduciary duties, then the Company and its advisors shall be permitted to (i) furnish or cause to be furnished information concerning the Debtors to such Person (provided that (A) any information so furnished has already been provided or is provided contemporaneously to the Backstop Parties or their advisors and (B) such person has executed and delivered to the Company a customary confidentiality agreement reasonably acceptable to the Debtors), and (ii) engage in negotiations or discussions regarding such Alternative Transaction proposal with such Person or its advisors; provided, however, that, prior to commencing any such discussions (other than accepting an initial inbound communication), the Company shall advise the Backstop Parties or their advisors in writing that such discussions will be commenced; provided further that the Company gives the Backstop Parties at least five (5) business days’ written notice (accompanied by the proposal and any materials supporting such Alternative Transaction) and negotiates in good faith with and provides the Backstop Parties an opportunity to propose a revised transaction, before the earliest to occur of: (x) the Company exercising any permitted termination right in accordance with Section 9.11, (y) the Company entering into such Alternative Transaction, and (z) the Company filing a motion with the Bankruptcy Court seeking approval of such Alternative Transaction.

(c) Notwithstanding the preceding paragraph (a), if following the date hereof, the Creditors’ Committee receives from any person (other than any of the Backstop Parties) a bona fide unsolicited proposal or expression of interest in undertaking an Alternative Transaction that the Creditors’ Committee reasonably determines in its good faith judgment could be expected to lead to a proposal for a Superior Transaction and that the failure to take the actions permitted by this sentence would be inconsistent with its fiduciary duties, then the Creditors’ Committee shall be permitted to withdraw its support of this Agreement in accordance with Section 9.11; provided, however, that, prior to withdrawing its support of this Agreement in accordance with Section 9.11, the Creditors’ Committee gives the Company and the Backstop Parties at least five (5) business days’ written notice (accompanied by the proposal and any materials supporting such Alternative Transaction) and negotiates in good faith with and provides the Backstop Parties an opportunity to propose a revised transaction, before the earliest to occur of: (x) the Creditors’ Committee exercising any permitted right to withdraw its support of this Agreement in accordance with Section 9.11, (y) the Company entering into such Alternative Transaction, and (z) the Company filing a motion with the Bankruptcy Court seeking approval of such Alternative Transaction.

Section 6. Conditions to Backstop Parties’ Obligations. The obligation of each Backstop Party, Knighthead on a joint and several basis, and any other Backstop Party on a several but not joint and several basis, to fund its Senior Notes Cash Payment Amount and Backstop Commitment Amount will be subject to the satisfaction (or waiver by each Backstop Party in its sole discretion) of each of the following conditions on or prior to the Effective Date:

(a) Confirmation Order. The Final Order or Orders of the Bankruptcy Court, among other things, confirming the Plan (including, for the avoidance of doubt the provisions of the Plan relating to the Voting Trust and the Voting Trust Agreement) pursuant to section 1129 of the Bankruptcy Code (the “Confirmation Order”) that is reasonably acceptable to the Backstop Parties will have been entered by the Bankruptcy Court, and no order staying the Confirmation Order will be in effect;

(b) Unrestricted Cash Balance. Upon the Effective Date (following satisfaction of all administrative claims and bankruptcy costs and expenses) immediately following the consummation of the Rights Offerings, the Company’s unrestricted cash balance shall not be less than $175.0 million (which shall include the $15.0 million dollar cash collateral posted by the Company in respect of federal black lung benefits even if not yet released by the Department of Labor), net of any amount in respect of the any Expense Reimbursement, including the Initial Expense Reimbursement, assuming, on a pro forma basis, no borrowings under the First Lien Exit Facilities’ revolving facility, and its working capital accounts shall have been managed in a manner generally consistent with past practice;

(c) Peabody Settlement. The Debtors shall have entered into a settlement agreement with Peabody Holding Company, LLC and certain of its affiliates (collectively, “Peabody”) under the terms and conditions substantially as set forth in the term sheet executed by the Debtors and Peabody on October 4, 2013, and which settlement agreement shall have become effective substantially in accordance with its terms;

(d) Arch Settlement. The Debtors shall have negotiated and entered into a settlement agreement with Arch Coal, Inc. and its subsidiaries and affiliates (collectively, “Arch”), under the terms and conditions substantially as set forth in the term sheet executed by the Debtors and Arch on October 4, 2013, and which settlement agreement shall have become effective substantially in accordance with its terms;

(e) VEBA Funding Agreement. The Company and the UMWA shall have executed a final and binding amended version of the VEBA Funding Agreement to reflect the terms set forth in the Rights Offerings Term Sheet with respect to funding the VEBA and which is otherwise reasonably acceptable to the Backstop Parties, and, provided that the funding payable to the VEBA on the Effective Date is made as set forth therein, the UMWA shall have waived any rights or ability to terminate the VEBA Funding Agreement, the Collective Bargaining Agreements, and all related agreements, including, but not limited to, the Memorandum of Understanding and the Hatfield Side Letter, that were ratified by the UMWA on August 16, 2013, and approved by the Bankruptcy Court on August 22, 2013, Docket No. 4511, on the basis set forth in section 3(x) of the VEBA Funding Agreement;

(f) VEBA Funding. The VEBA shall have been funded with the amount contemplated by the VEBA Funding Agreement to be funded on the Effective Date;

(g) First-Lien Exit Facilities. The Company shall have entered into definitive documentation for the First Lien Exit Facilities (including, without limitation, intercreditor agreements) on or before the Effective Date in form and substance reasonably satisfactory to the Backstop Parties, provided that the material financial terms thereof, including, without limitation, the coupon rate, the amount of any original issue discount and the maturity, shall be satisfactory to the Backstop Parties in their sole discretion;

(h) Organizational Documents. The certificate of incorporation, bylaws, stockholders’ agreement and other corporate governance documents of Company that will be in effect after the Effective Date (the “Postconfirmation Organizational Documents”) shall provide to the Backstop Parties pre-emptive rights in the event the Company issues or proposes to issue any equity securities and certain information rights, including certain financial reporting and access covenants, and shall otherwise be in form and substance acceptable to the Backstop Parties;

(i) Registration Rights Agreement. The Company shall have executed and delivered the Registration Rights Agreement, which shall be in form and substance reasonably acceptable to the Backstop Parties;

(j) Plan and Disclosure Statement. The Plan, the Disclosure Statement, the Confirmation Order and any material documents, including, without limitation, the amended VEBA Funding Agreement (collectively, the “Plan Documents”), shall be in form and substance needed to effectuate the Plan and the Rights Offerings and the transactions contemplated thereby and herein and shall otherwise be in form and substance reasonably acceptable to the Backstop Parties;

(k) Issuance of Certain Voting Securities. The Plan shall provide that voting securities to be received by the Backstop Parties on account of their claims and/or upon exercise of their Rights shall be distributed by the Company on the Effective Date to entities designated by the Backstop Parties;

(l) Motions and Documents to be Filed. All motions and other documents to be filed with the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”) in connection with the Rights Offerings, and payment of the fees contemplated under the Plan, the Backstop Agreement, including, without limitation, the Backstop Fee and the Breakup Fee, and the Rights Offering Procedures shall be in form and substance needed to effectuate the Plan and the Rights Offerings and the transactions contemplated thereby and shall otherwise be in form and substance reasonably acceptable to the Backstop Parties;

(m) Backstop Agreement. This Agreement shall have been approved by the Bankruptcy Court by November 8, 2013 and shall have not been terminated;

(n)  Notes.  The definitive documents relating to the Notes (including, without limitation, intercreditor arrangements related thereto) shall be consistent with the Rights

Offerings Term Sheet and shall otherwise be in form and substance reasonably satisfactory to the Backstop Parties.

(o) Expense Reimbursements. The Company shall have paid all the Initial Expense Reimbursement and other Expense Reimbursements on the Effective Date.

(p) No Material Adverse Change. Since the date of the Rights Offerings Term Sheet, there has been no Material Adverse Change;

(q) Rights Offerings. The Rights Offerings will have been consummated pursuant to and in accordance with the Plan;

(r)  Effective Date. The Effective Date shall have occurred;

(s) Payment of Backstop Fee. The Backstop Fee Notes and the Backstop Fee Warrants will be issued simultaneously with the Rights Offering Notes and the Rights Offering Warrants;

(t) Other Conditions. (i) Each of the Debtors will have performed, in all material respects, their respective obligations hereunder required to be performed by it at or prior to the Effective Date, (ii) the representations and warranties of the Debtors in this Agreement (disregarding all qualifications as to materiality and Material Adverse Change contained therein) will be true and correct in all respects, with only such exceptions as would not individually or in the aggregate constitute a Material Adverse Change, in each case, at and as of the Effective Date as if made at and as of Effective Date (other than those representations and warranties that address matters only as of a particular earlier date, which need only be true and correct to the same extent as of such earlier date) and (iii) all conditions precedent to the Effective Date set forth in the Plan shall have been satisfied or waived (except for the obligations set forth herein); and

(u) Officer’s Certificate. The Company shall have delivered to the Backstop Parties an officer’s certificate of the chief financial officer dated as of the Effective Date certifying that the conditions set forth in Section 6(p) and Section 6(t) have been satisfied.

Section 7. Conditions to the Debtors’ Obligations. The obligations of the Debtors hereunder are subject to the satisfaction (or the waiver by the Debtors in their sole discretion) of the following conditions as of the Effective Date:

(a)  Rights Offerings. The Rights Offerings will have been consummated pursuant to the Plan;

(b) Plan Confirmation. The Confirmation Order that is reasonably acceptable to the Debtors will have been entered by the Bankruptcy Court, and no order staying the Confirmation Order will be in effect;

(c) Backstop Party Execution. Each of the Backstop Parties will have executed and delivered this Agreement; and

(d) Other Conditions. (i) Each Backstop Party will have performed, in all material respects, their respective obligations hereunder required to be performed by it at or prior to the Effective Date, (ii) the representations and warranties of each Backstop Party in this Agreement (disregarding all qualifications as to materiality and Material Adverse Change contained therein) will be true and correct in all respects, with only such exceptions as would not individually or in the aggregate constitute a Material Adverse Change, in each case, at and as of the Effective Date as if made at and as of Effective Date (other than those representations and warranties that address matters only as of a particular earlier date, which need only be true and correct to the same extent as of such earlier date) and (iii) all conditions precedent to the Effective Date set forth in the Plan shall have been satisfied or waived (except for the obligations set forth herein).

Section 8.    Plan Support.

8.1 Plan. Each of the Debtors and each Supporting Party acknowledges and agrees that the terms and conditions set forth in the Rights Offerings Term Sheet and the Plan are acceptable in all respects. In expressing their support for the Agreement and the Plan (pursuant to the terms and conditions of this Agreement), the Debtors and the Supporting Parties do not desire and do not intend in any way to derogate or diminish the solicitation requirements of applicable securities and bankruptcy law, or the fiduciary duties of the Debtors. This Agreement is not an offer with respect to any securities or a solicitation of votes with respect to a chapter 11 plan of reorganization. Any such offer or solicitation will comply all applicable securities laws and/or provisions of the Bankruptcy Code. Acceptances or rejections with respect to a chapter 11 plan of reorganization may not be solicited until a disclosure statement has been approved by the Bankruptcy Court.

8.2 Agreements of the Supporting Parties. Each Supporting Party agrees that, so long as this Agreement has not been terminated as provided herein:

(a) such Supporting Party shall support entry by the Bankruptcy Court of an order approving the Disclosure Statement, in form and substance reasonably acceptable to the Backstop Parties, and finding that the Disclosure Statement satisfies the requirements of section 1125 of the Bankruptcy Code (such order, the “Disclosure Statement Order”) and shall use commercially reasonable efforts to obtain Bankruptcy Court approval of this Agreement;

(b) subject to entry of the Disclosure Statement Order and receipt of the accompanying materials in respect of the Disclosure Statement and the Plan, such Supporting Party shall support, and take all commercially reasonable actions necessary or reasonably requested by the Company or the Backstop Parties to facilitate the solicitation, confirmation, and consummation of the Plan and the transactions contemplated thereunder;

(c) in each case, other than the Plan, such Supporting Party shall not consent to, or otherwise directly or indirectly seek, support, solicit, assist, encourage, or participate in the formulation, pursuit or support of, any restructuring or reorganization of the Debtors (or any plan or proposal in respect of the same) or any sale or disposition of the Debtors (or all or substantially all of its assets or equity) or any dissolution, winding up or liquidation of the Debtors; and

(d) such Supporting Party shall not take any other action, including initiating any legal proceedings or enforcing rights as a holder of Claim, if applicable, that could prevent, interfere with, delay, or impede the approval of the Disclosure Statement, the solicitation of votes in connection with the Plan, or consummation of the Plan, including objecting to confirmation of the Plan.

8.3 Additional Agreements of the Backstop Parties. In addition to the agreements in Section 8.2, each Backstop Party agrees that, so long as this Agreement has not been terminated as provided herein:

(a) subject to entry of the Disclosure Statement Order and receipt of the accompanying Disclosure Statement and other solicitation materials in respect of the Plan, it shall (A) timely vote or cause to be voted all Claims it has against the Debtors to accept the Plan by delivering its duly executed and completed ballot or ballots, as applicable, accepting the Plan on a timely basis following commencement of the solicitation of votes on a Plan in accordance with sections 1125 and 1126 of the Bankruptcy Code and (B) not change or withdraw such vote (or cause or direct such vote to be changed or withdrawn); provided that such vote shall be immediately deemed revoked and deemed void ab initio upon termination of this Agreement;

(b)  it shall not vote or cause to be voted any Claim against the Plan; and

(c) to the extent the Backstop Parties acquire additional Claims, the Backstop Parties agree that such additional Claims shall be subject to this Agreement and that, so long as this Agreement has not been terminated, subject to the terms of this Agreement, they shall vote (or cause to be voted) any such additional Claims entitled to vote on the Plan, in each case to the extent still held by it or on its behalf at the time of such vote, in a manner consistent with this Agreement. For the avoidance of doubt, this Agreement shall in no way be construed to preclude the Backstop Parties from acquiring additional Claims

8.4           Transfers.

(a) The Backstop Parties agree that they shall not sell, transfer, loan, issue, pledge, hypothecate, assign or otherwise dispose of (including by participation) (each, a “Transfer”), directly or indirectly, in whole or in part, any Claim (including entry into a voting agreement with respect to any such Claims), unless with respect to the proposed Transfer of any Claim, the transferee thereof is (i) already a Backstop Party or (ii) prior to such Transfer, agrees in writing for the benefit of the Debtors and the Supporting Parties to become a Supporting Party and to be bound by all of the terms of this Agreement applicable to the Supporting Parties by executing a Joinder as a Supporting Party (including with respect to any and all Claims it already may hold against or in the Company prior to such Transfer) and delivers such Joinder to the Debtors, in which event (A) the transferee shall be deemed to be a Supporting Party hereunder and (B) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred Claim, and, with respect to Knighthead, in each case of (i) or (ii), such transferee assumes Knighthead’s obligation set forth in Section 2.1(a) to exercise Senior Notes Rights with respect to at least $57,000,000 of Senior Notes. The Debtors and the Supporting Parties agree that any Transfer of any Claim that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the Debtors and any other Supporting Party shall have the right to enforce the voiding of such Transfer.

8.5 Additional Agreements of the Creditors’ Committee and the UMWA. So long as (i) neither the Debtors nor the Backstop Parties are in material breach of this Agreement and (ii) the Creditors’ Committee has not withdrawn its support pursuant to Section 9.11(c), the Creditors’ Committee and the UMWA shall file in the Bankruptcy Court a statement in support of approval of the Disclosure Statement by November 4, 2013 and a statement in support of the confirmation of the Plan by December 15, 2013.

8.6 Rights of Supporting Parties Unaffected. Nothing contained in this Agreement shall: (i) limit (A) the ability of a Supporting Party to consult with another Supporting Party or the Debtors, (B) the Creditors’ Committee’s rights under Section 9.11(c) or (C) the rights of a Supporting Party to be heard as a party in interest in the Chapter 11 Cases, in each case so long as such consultation or appearance is consistent with the Supporting Party’s obligations under the terms of this Agreement, the Plan, the Rights Offerings Term Sheet, and is not for the purpose of hindering, delaying, or preventing the confirmation or consummation of the Plan; or (ii) limit the ability of the Backstop Parties to sell or enter into any transactions in connection with the Claims or any other claims against or interests in the Company.

8.7  Additional Agreements of the Debtors.

(a) The Debtors agree that, so long as this Agreement has not been terminated as provided herein, unless otherwise permitted or required by this Agreement, the Debtors shall do the following:

(i) (A) support and take all actions reasonably necessary or requested by the Supporting Parties to seek approval of the Disclosure Statement and to facilitate the solicitation, confirmation, and consummation of the Plan and the transactions contemplated thereby; and (B) not take any action that is inconsistent with, or that would delay or impede the solicitation, confirmation, or consummation of the Plan;

(ii) timely file a formal objection to any motion filed with the Bankruptcy Court seeking the entry of an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (C) dismissing the Chapter 11 Cases;

(iii) timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Company’s exclusive right to file or solicit acceptances of a plan of reorganization; and

(iv) provide draft copies of all motions, applications and other documents the Company intends to file with the Bankruptcy Court related to the Plan to counsel for the Supporting Parties as soon as reasonably practicable before such documents are filed with the Bankruptcy Court and to consult in good faith with such counsel regarding the form and substance of any such proposed filings.

(b) The Debtors agree that, so long as this Agreement has not been terminated as provided herein, unless otherwise permitted or required by this Agreement or the Rights Offerings Term Sheet or agreed in writing by the Supporting Parties, the Company shall not directly or indirectly, do or permit to occur any of the following:

(i) modify the Plan, in whole or in part, in a manner that is materially inconsistent with this Agreement or the Rights Offerings Term Sheet; and

(ii) withdraw or revoke the Plan or publicly announce its intention not to pursue the Plan.

8.8 Acknowledgment. Each Debtor and Supporting Party agrees that this Agreement and the transactions contemplated hereby are the product of negotiations among the Debtors and the Supporting Parties, together with their respective representatives. This Agreement is not, and shall not be deemed to be, a solicitation of votes for the acceptance of the Plan or any plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. The votes of the holders of Claims and Interests against the Debtors will not be solicited until such holders who are entitled to vote on the Plan have received the disclosure statement approved by the Bankruptcy Court and any other required materials related to the solicitation. In addition, this Agreement does not constitute an offer to issue or sell securities to any person, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

Section 9.    Miscellaneous

9.1 Notices. Any notice or other communication required or which may be given pursuant to this Agreement will be in writing and either delivered personally to the addressee, emailed or faxed to the addressee or mailed, certified or registered mail, postage prepaid, and will be deemed given when so delivered personally, if emailed or faxed, upon notice of successful transmission thereof, or, if mailed, five (5) days after the date of mailing, as follows:

(a)	if to a Backstop Party, to the address specified on Schedule 2 hereto.

With a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:  Stephen E. Hessler
Email: shessler@kirkland.com

(b)	if to the Debtors, to:

Patriot Coal Corporation
12312 Olive Boulevard, Suite 400
St. Louis, Missouri 63141
Attention:  Joseph W. Bean
Email: jbean@patriotcoal.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:   Mischa Travers
Email:           mtravers@davispolk.com

Attention:   Brian Resnick
Email:           bresnick@davispolk.com

9.2 Indemnification Indemnification. The Debtors will indemnify, save and hold harmless each Backstop Party, all of its respective directors, officers, stockholders, employees, partners, investors, members, managers, representatives, attorneys, other professional advisors and agents and all of their respective heirs, successors, legal administrators, permitted assigns, and each Person who (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended) controls such Backstop Party and the officers, directors, agents and employees of any such controlling Person (collectively, the “Indemnitees”) from and against all losses, claims, damages, liabilities, costs (including, without limitation, the costs of investigation and reasonable attorneys’ fees) and expenses, as incurred by any or all of the Indemnitees in connection with any claim against them by a third party in connection with or arising from the execution, delivery and performance by the Debtors of this Agreement or the Rights Offerings (collectively, the “Losses”); provided, however, that the foregoing indemnity will not apply to Losses to the extent that they are found by a final, non -appealable judgment of a court of competent jurisdiction to have resulted from: (A) any material breach by any Indemnitee of this Agreement; (B) any act or failure to act by an Indemnitee of bad faith, willful or intentional misconduct or gross negligence; or (C) any violation of applicable law. This indemnification provision will be in addition to the rights of each and all of the Indemnitees to bring an action against the Debtors for material breach of any term of this Agreement. The Debtors acknowledge and agree that each and all of the Indemnitees shall be treated as third-party beneficiaries with rights to bring an action against the Debtors under this Section 9.2.

(b) Indemnification Procedure. Promptly after receipt by an Indemnitee of notice of the commencement of any claim, litigation, investigation or proceeding (an “Indemnified Claim”) by any Person other than a Debtor, such Indemnitee will, if a claim is to be made hereunder against the Debtors in respect thereof, notify the Debtors in writing of the commencement thereof; provided, that the omission to so notify the Debtors will not relieve the Debtors from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure. In case any such Indemnified Claims are brought against any Indemnitee and it notifies the Debtors of the commencement thereof, the Debtors will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to the Debtors, to assume the defense thereof, with counsel reasonably acceptable to such Indemnitee; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnitee and the Debtors and based on advice of such Indemnitee's counsel there are legal defenses available to such Indemnitee that are different from or additional to those available to the Debtors, such Indemnitee shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims on behalf of such Indemnitee. Upon receipt of notice from the Debtors to such Indemnitee of its election so to assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnitee, the Debtors shall not be liable to such Indemnitee for expenses incurred by such Indemnitee in connection with the defense thereof (other than reasonable costs of investigation) unless (w) such Indemnitee shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Debtors shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims and that all such expenses shall be reimbursed as they occur), (x) the Debtors shall not have employed counsel reasonably acceptable to such Indemnitee to represent such Indemnitee within a reasonable time after notice of commencement of the Indemnified Claims, (y) the Debtors shall have failed or is failing to defend such claim, and is provided written notice of such failure by the Indemnitee and such failure is not reasonably cured within fifteen (15) Business Days of receipt of such notice, or (z) the Debtors shall have authorized in writing the employment of counsel for such Indemnitee.

(c) Settlement of Indemnified Claims. The Debtors shall not be liable for any settlement of any Indemnified Claims effected without its written consent. If any settlement of any Indemnified Claims is consummated with the written consent of the Debtors or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Debtors agree to indemnify and hold harmless each Indemnitee from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Debtors hereunder in accordance with, and subject to the limitations of, the provisions of this Section 9.2. Notwithstanding anything in this Section 9.2 to the contrary, if at any time an Indemnitee shall have requested the Debtors to reimburse such Indemnitee for legal or other expenses in connection with investigating, responding to or defending any Indemnified Claims as contemplated by this Section 9.2 , the Debtors shall be liable for any settlement of any Indemnified Claims effected without its written consent if (a) such settlement is entered into more than (i) sixty (60) days after receipt by the Debtors of such request for reimbursement and (ii) thirty (30) days after receipt by the Indemnitee of the material terms of such settlement and (b) the Debtors shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. The Debtors shall not, without the prior written consent of an Indemnitee, effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnitee unless such settlement (x) includes an unconditional release of such Indemnitee in form and substance satisfactory to such Indemnitee from all liability on the claims that are the subject matter of such Indemnified Claims and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee.

9.3 Survival of Representations and Warranties, etc. All representations and warranties made in this Agreement and the Schedules attached hereto will survive the execution and delivery of this Agreement.

9.4 Assignment. This Agreement will be binding upon and inure to the benefit of each and all of the Parties, and, except as set forth below, neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the Parties without the prior written consent of the other parties; provided that without the consent of any other party hereto, any Backstop Party’s rights and obligations hereunder may be assigned, delegated or transferred, in whole or in part, by such Backstop Party to (i) any Affiliate of the Backstop Party over which the Backstop Party or any of its Affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights or (ii) to one or more financial institutions or entities that certify their status as (A) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, or an entity in which all of the equity owners are such “qualified institutional buyers” or (B) an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (5), (6) or (7) under the Securities Act, or an entity in which all of the equity owners are such “accredited investors”; provided further, that any such assignee, whether or not already a Backstop Party, executes a Joinder as a Backstop Party and thereby assumes the rights and obligations of such Backstop Party hereunder and agrees to be bound by the terms of this Agreement in the same manner as the Backstop Party. In the event of any such assignment, delegation or transfer, Schedule 2 to this Agreement shall be promptly amended to reflect such assignment, delegation or transfer without the need for the consent or action of any party hereto (other than Knighthead in the event of an assignment, delegation or transfer by a Backstop Party to a non-Affiliate of such Backstop Party and other than the assigning, delegating or transferring Party and the execution by the assignee of a Joinder as a Backstop Party whether or not such assignee is already a Backstop Party) and such amended Schedule 2 shall be deemed to form part of this Agreement for all purposes. Notwithstanding any assignment, delegation or transfer pursuant to this Section 9.4, if the Rights Offerings are not fully subscribed, then the Debtors may enforce against Knighthead a commitment to fully subscribe the Rights Offerings and to purchase the related Rights Offering Notes and Rights Offering Warrants.

9.5 Entire Agreement. This Agreement and the Plan contain the entire agreement by and among the Debtors and the Supporting Parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements and representations, written or oral, with respect thereto.

9.6 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the Debtors and the Backstop Parties; provided, however, that, if this Agreement is so amended or modified, and such amendment or modification is materially adverse to a Supporting Party (other than a Backstop Party), the applicable Supporting Party may withdraw its support of this Agreement, and such Supporting Party shall have no further obligations under this Agreement. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

9.7 Governing Law; Jurisdiction; Venue; Process. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE

LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. EACH PARTY HEREBY IRREVOCABLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES BANKRUPTCY COURT, FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

If a court finds that subject matter jurisdiction is not available in the Bankruptcy Court, the Parties hereby agree to submit any and all disputes arising out of this Agreement to the jurisdiction and venue of the U.S. District Court for the Southern District of New York or if such court will not have jurisdiction, then to the appropriate courts of the State of New York sitting in New York County.

9.8 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (PDF) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original, but all of which taken together will constitute one and the same.

9.9 Headings; Advice of Counsel; Interpretation. The headings in this Agreement are for reference purposes only, do not constitute a part of this Agreement and will not in any way affect the meaning or interpretation of this Agreement. Each of the Debtors and the Supporting Parties represents to the other parties to this Agreement that such Debtor or Supporting Party has been represented by counsel in connection with this Agreement, that such Debtor or Supporting Party has discussed this Agreement with its counsel and that any and all issues with respect to this Agreement have been resolved as set forth herein. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial agency.

9.10 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein will not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties will be enforceable to the fullest extent permitted by law.

9.11  Termination

(a) Termination by the Backstop Parties. The Backstop Parties shall have the right, but not the obligation, to terminate this Agreement by notice to the Debtors if:

(A) the conditions set forth in Section 6 have not been satisfied (or waived) by December 31, 2013 (the “Expiration Date”);

(B) a Material Adverse Change has occurred since the date of the Rights Offerings Term Sheet;

(C) the Bankruptcy Court shall not have entered an order approving the Backstop Agreement, including the Breakup Fee, the Backstop Fee and the Expense Reimbursement on or prior to November 8, 2013;

(D) the Bankruptcy Court enters an order confirming a plan of reorganization other than the Plan;

(E) the Company shall have failed to comply with all or any of its obligations or covenants set forth herein in any material respect or it shall be reasonably apparent that it shall be unable to satisfy each of the conditions to closing on or before the Effective Date and such failure or inability remains uncured or continues for a period of ten (10) Business Days following delivery of written notice thereof to the Company by the Backstop Parties;

(F) the Company shall have breached any of the representations and warranties made or deemed made in any material respect;

(G)  the Effective Date shall not have occurred by December 31, 2013; or

(H)  a Breakup Fee Triggering Event has occurred.

(b) Termination by the Debtors. The Debtors will have the right, but not the obligation, to terminate this Agreement by notice to the Backstop Parties if:

(A) the conditions set forth in Section 7 have not been satisfied (or waived) by the Expiration Date. In the event that any, but not all Backstop Parties materially breach this Agreement, and such breach is not cured after a notice period of ten (10) Business Days (which may be extended by the Company), the Debtors may terminate this Agreement with respect to such Backstop Party only and this Agreement will continue to remain in effect with respect to all other Parties; provided, however, that any such Backstop Party may cure such breach in accordance with this Section 9.11(b)(A) by assigning, delegating or transferring its obligations in accordance with Section 9.4 hereof, or

(B) the Company receives, after the date hereof, a bona fide unsolicited Alternative Transaction proposal, and the Company’s board of directors reasonably determines in its good faith judgment that: (i) such Alternative Transaction provides a higher and better economic recovery to the Debtors’ estates than that proposed in the Rights Offerings Term Sheet; (ii) the board of directors’ fiduciary obligations require it to direct the Company to accept such Alternative Transaction proposal (but subject to compliance with paragraphs (A) and (B) below); and (iii) such Alternative Transaction is from a proponent that the board of directors has reasonably determined is capable to consummate such Alternative Transaction (such an Alternative Transaction, a “Superior

Transaction”), then the Company may terminate this Agreement, provided that the Company has been in compliance with its obligations in Section 5.4 of this Agreement through the time of such proposed termination, including (A) notifying the Backstop Parties in writing of such Alternative Transaction prior to any discussions (other than accepting an initial inbound communication) regarding such Alternative Transaction taking place) and (B) giving the Backstop Parties at least five (5) business days’ written notice (accompanied by the proposal and any materials supporting such Alternative Transaction) and negotiating in good faith with and providing the Backstop Parties an opportunity to propose a revised transaction, before the earliest to occur of: (x) the Company exercising any permitted termination right in accordance with this Section 9.11(b)(B), (y) the Company entering into such Alternative Transaction, and (z) the Company filing a motion with the Bankruptcy Court seeking approval of such Alternative Transaction, provided, further, that notwithstanding any of the foregoing in this Section 9.11(b)(B), the Company shall pay the Breakup Fee to the Backstop Parties to the extent otherwise payable under Section 2.4(a) of this Agreement.

(c) Withdrawal of Support by the Creditors’ Committee. The Creditors’ Committee will have the right, but not the obligation, to withdraw its support of this Agreement by notice to the Company and the Backstop Parties if the Creditors’ Committee receives, after the date hereof, a bona fide unsolicited Alternative Transaction proposal, and the Creditors’ Committee reasonably determines in its good faith judgment that such Alternative Transaction is a Superior Transaction, then the Creditors’ Committee may withdraw its support of this Agreement, provided, the Creditors’ Committee may not engage in discussions or negotiations regarding such Alternative Transaction with such third party (other than accepting an initial inbound communication and asking basic clarifying questions regarding such Alternative Transaction in that communication) and the Creditors’ Committee has been in compliance with its obligations in Section 5.4(c) of this Agreement through the time of such proposed termination, including (A) promptly notifying the Backstop Parties in writing of such Alternative Transaction and (B) giving the Company and the Backstop Parties at least five (5) business days’ written notice (accompanied by the proposal and any materials supporting such Alternative Transaction) and negotiating in good faith with and providing the Backstop Parties an opportunity to propose a revised transaction, before the earliest to occur of: (x) the Creditors’ Committee exercising any permitted right to withdraw its support of this Agreement in accordance with this Section 9 .11(c), (y) the Company entering into such Alternative Transaction, and (z) the Company filing a motion with the Bankruptcy Court seeking approval of such Alternative Transaction, provided, further, that, notwithstanding any of the foregoing in this Section 9.11(c), the Company shall pay the Breakup Fee to the Backstop Parties if the Company enters into or seeks court authority to enter into an Alternative Transaction, including a Superior Transaction to the extent otherwise payable under Section 2.4(a) of this Agreement.

(d) Effect of Termination. In the event of termination of this Agreement as provided above, the provisions of this Agreement will immediately become void and of no further force and effect (other than this Section 9 (except Section 9 .3) and Section 2.4); provided that no Party will be released from any liability for any breach of this Agreement prior to such termination, which shall in each case expressly survive any such termination; provided further that the Company shall remain obligated to pay all the Initial Expense Reimbursement and Expense Reimbursements.

(e) Automatic Stay. The Debtors acknowledge and agree and shall not dispute that the giving of notice of termination of this Agreement or withdrawal of support of this Agreement, as applicable, by any of the Supporting Parties shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Debtors hereby waive, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice); provided, however, nothing herein shall prejudice any of the Debtors or the Supporting Parties’ rights to argue that the termination or withdrawal of support, as applicable, was not proper under the terms of this Agreement.

9.12    Conflict with Confirmation Order and Plan.

(a) Conflict with the Confirmation Order. In the event there is a conflict between the terms of this Agreement and the terms of the Confirmation Order, the terms of the Confirmation Order will control and such Confirmation Order will control over the Plan.

(b) Conflict with the Plan. In the event there is a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.

9.13 Specific Performance. The Debtors and the Supporting Parties acknowledge and agree that any breach of terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly, the Debtors and the Supporting Parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Without limiting the foregoing, each Backstop Party agrees that each other Backstop Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of any other Backstop Party hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive or other equitable relief without the necessity of proving the inadequacy of money damages as a remedy.

9.14 No Third Party Beneficiaries. This Agreement will not confer any rights or remedies upon any other person or entity other than the Parties and their respective successors and permitted assigns.

9.15 Separate Investment Decisions. Each Backstop Party acknowledges and agrees for the benefit of each other Backstop Party that: (1) no Backstop Party shall be deemed or otherwise considered to be acting as an agent or in any other fiduciary capacity on behalf of another Backstop Party by virtue of this Agreement, (2) it has without reliance upon any other Backstop Party made its own credit and investment analysis and decision to enter into this Agreement and the transactions contemplated hereby to which it is a party, and (3) it will without reliance upon any other Backstop Party continue to make its own credit and investment decisions in taking or not taking any action in connection with this Agreement and the transactions contemplated hereby and in any other agreement to which it is a party.

9.16 Date this Agreement is Effective. This Agreement shall become immediately effective with respect to the Supporting Parties on the date on which all of the Supporting Parties and the Debtors execute this Agreement, and shall become effective with respect to the Debtors upon the date on which the Bankruptcy Court shall have entered a final order approving this Agreement and authorizing the Debtors to perform hereunder, which order shall be in form and substance consistent with the Rights Offerings Term Sheet and otherwise reasonably acceptable to the Supporting Parties.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Debtors and the Supporting Parties have duly executed this Agreement as of the date first above written.

PATRIOT COAL CORPORATION AND ITS AFFILIATED DEBTORS

By:	/s/ Joseph W. Bean
Name: Joseph W. Bean
Title: Senior Vice President

BACKSTOP PARTIES:

KNIGHTHEAD CAPITAL MANAGEMENT, LLC., solely on behalf of certain funds and accounts it manages and/or advises

By:	/s/ Thomas A. Wagner
Name: Thomas A. Wagner
Title: Managing Member

CONSENTED TO BY:

THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS

By:	/s/ Adam C. Rogoff
Name: Adam C. Rogoff
Title: Kramer Levin Naftalis & Frankel LLP Counsel to Creditors Committee

THE UNITED MINE WORKERS OF AMERICA

By:	/s/ Grant Crandall
Name: Grant Crandall
Title: General Counsel

Exhibit A

BACKSTOP PARTY JOINDER
TO BACKSTOP RIGHTS PURCHASE AGREEMENT

This Joinder to Backstop Rights Purchase Agreement (this “Joinder”), dated as of _______________, is entered into as of ______________ by [INSERT NAME] (“Joinder Party”) and [INSERT NAME] (“Assignor”).

Joinder Party was not a party to the original Backstop Rights Purchase Agreement dated as of _____________, 2013 (the “Backstop Agreement”) by and among Patriot Coal Corporation, a Delaware corporation (the “Company”), the other entities set forth in Schedule 1 thereto (together with the Company, the “Debtors” and each a “Debtor”), and each of the undersigned entities and/or their investment advisors, managers, managed funds or accounts, intermediaries or nominees set forth on the signature pages thereto (collectively, the “Backstop Parties” and each, a “Backstop Party”), and consented to by the Official Committee of the Unsecured Creditors and the United Mine Workers of America. Capitalized terms used herein without definition shall have the meanings given in the Backstop Agreement.

Assignor hereby assigns irrevocably to Joinder Party its rights, title, interests and obligations as a Backstop Party with respect to the amounts set forth on Schedule 1 hereto pursuant to Section 9.4 of the Backstop Agreement. Pursuant to Section 9.4 of the Backstop Agreement, Schedule 2 to the Backstop Agreement is hereby replaced in its entirety with the form of Schedule 2 attached hereto, which shall be deemed to form part of the Backstop Agreement for all purposes. Joinder Party agrees with the amounts set forth opposite its name on Schedule 2 attached hereto.

Joinder Party has agreed to become party to the Backstop Agreement as a Backstop Party. Joinder Party hereby agrees to be subject to the applicable terms and conditions of the Backstop Agreement as a Backstop Party, as referred to therein, and to make the representations and warranties set forth in Section 4 therein.

Any notice required or permitted by the Backstop Agreement shall be given to Joinder Party at the address listed under Joinder Party’s signature below.

JOINDER PARTY

By:
Name:
Title:

ASSIGNOR

By:
Name:
Title:

Exhibit B

SUPPORTING PARTY JOINDER
TO BACKSTOP RIGHTS PURCHASE AGREEMENT

This Joinder to Backstop Rights Purchase Agreement (this “Joinder”), dated as of _______________, is entered into as of ______________ by [INSERT NAME] (“Joinder Party”) and [INSERT NAME] (“Assignor”).

Joinder Party was not a party to the original Backstop Rights Purchase Agreement dated as of _____________, 2013 (the “Backstop Agreement”) by and among Patriot Coal Corporation, a Delaware corporation (the “Company”), the other entities set forth in Schedule 1 thereto (together with the Company, the “Debtors” and each a “Debtor”), and each of the undersigned entities and/or their investment advisors, managers, managed funds or accounts, intermediaries or nominees set forth on the signature pages thereto (collectively, the “Backstop Parties” and each, a “Backstop Party”), and consented to by the Official Committee of the Unsecured Creditors and the United Mine Workers of America. Capitalized terms used herein without definition shall have the meanings given in the Backstop Agreement.

Assignor hereby assigns irrevocably to Joinder Party its [ ] Claims and any and all rights associated therewith.

Joinder Party has consented to the Backstop Agreement as a Supporting Party. Joinder Party hereby agrees to be subject to the applicable terms and conditions of the Backstop Agreement as a Supporting Party.

Any notice required or permitted by the Backstop Agreement shall be given to Joinder Party at the address listed under Joinder Party’s signature below.

JOINDER PARTY

By:
Name:
Title:

ASSIGNOR

By:
Name:
Title:

A-1

SCHEDULE 1
(Debtor Entities)

1.	Affinity Mining Company	52.	KE Ventures LLC
2.	Apogee Coal Company, LLC	53.	Little Creek LLC
3.	Appalachia Mine Services, LLC	54.	Logan Fork Coal Company
4.	Beaver Dam Coal Company, LLC	55.	Magnum Coal Company LLC
5.	Big Eagle, LLC	56.	Magnum Coal Sales LLC
6.	Big Eagle Rail, LLC	57.	Martinka Coal Company, LLC
7.	Black Stallion Coal Company, LLC	58.	Midland Trail Energy LLC
8.	Black Walnut Coal Company	59.	Midwest Coal Resources II, LLC
9.	Bluegrass Mine Services, LLC	60.	Mountain View Coal Company, LLC
10.	Brody Mining, LLC	61.	New Trout Coal Holdings II, LLC
11.	Brook Trout Coal, LLC	62.	Newtown Energy, Inc.
12.	Catenary Coal Company, LLC	63.	North Page Coal Corp.
13.	Central States Coal Reserves of Kentucky, LLC	64.	Ohio County Coal Company, LLC
14.	Charles Coal Company, LLC	65.	Panther LLC
15.	Cleaton Coal Company	66.	Patriot Beaver Dam Holdings, LLC
16.	Coal Clean LLC	67.	Patriot Coal Company, L.P.
17.	Coal Properties, LLC	68.	Patriot Coal Corporation
18.	Coal Reserve Holding Limited Liability Company No. 2	69.	Patriot Coal Sales LLC
19.	Colony Bay Coal Company	70.	Patriot Coal Services LLC
20.	Cook Mountain Coal Company, LLC	71.	Patriot Leasing Company LLC
21.	Corydon Resources LLC	72.	Patriot Midwest Holdings, LLC
22.	Coventry Mining Services, LLC	73.	Patriot Reserve Holdings, LLC
23.	Coyote Coal Company LLC	74.	Patriot Trading LLC
24.	Cub Branch Coal Company LLC	75.	Patriot Ventures LLC
25.	Dakota LLC	76.	PCX Enterprises, Inc.
26.	Day LLC	77.	Pine Ridge Coal Company, LLC
27.	Dixon Mining Company, LLC	78.	Pond Creek Land Resources, LLC
28.	Dodge Hill Holding JV, LLC	79.	Pond Fork Processing LLC
29.	Dodge Hill Mining Company, LLC	80.	Remington Holdings LLC
30.	Dodge Hill of Kentucky, LLC	81.	Remington II LLC
31.	EACC Camps, Inc.	82.	Remington LLC
32.	Eastern Associated Coal, LLC	83.	Rivers Edge Mining, Inc.
33.	Eastern Coal Company, LLC	84.	Robin Land Company, LLC
34.	Eastern Royalty, LLC	85.	Sentry Mining, LLC
35.	Emerald Processing, L.L.C.	86.	Snowberry Land Company
36.	Gateway Eagle Coal Company, LLC	87.	Speed Mining LLC
37.	Grand Eagle Mining, LLC	88.	Sterling Smokeless Coal Company, LLC
38.	Heritage Coal Company LLC	89.	TC Sales Company, LLC
39.	Highland Mining Company, LLC	90.	The Presidents Energy Company LLC
40.	Hillside Mining Company	91.	Thunderhill Coal LLC
41.	Hobet Mining, LLC	92.	Trout Coal Holdings, LLC
42.	Indian Hill Company LLC	93.	Union County Coal Co., LLC
43.	Infinity Coal Sales, LLC	94.	Viper LLC
44.	Interior Holdings, LLC	95.	Weatherby Processing LLC
45.	IO Coal LLC	96.	Wildcat Energy LLC
46.	Jarrell’s Branch Coal Company	97.	Wildcat, LLC
47.	Jupiter Holdings LLC	98.	Will Scarlet Properties LLC
48.	Kanawha Eagle Coal, LLC	99.	Winchester LLC
49.	Kanawha River Ventures I, LLC	100.	Winifrede Dock Limited Liability Company
50.	Kanawha River Ventures II, LLC	101.	Yankeetown Dock, LLC
51.	Kanawha River Ventures III, LLC

I-1

Schedule 2
Backstop Party Commitments1

		Backstop Commitment	Backstop Commitment
Backstop Party	Address	Percentage	Amount		Backstop Fee
			Notes	Warrants	Notes	Warrants
[Investor 1]	c/o [ ]	50%	$125,000,000	$12,500	$6.25 million	250,000
	[Address]
	Attn:
	Fax:
	Wire Instruction:

[Investor 2]	c/o [ ]	50%	$125,000,000	$12,500	$6.25 million	250,000
	[Address]
	Attn:
	Fax:
	Wire Instruction:

Total		100.0%	$250,000,000	$25,000	$12.5 million	500,000

1 Illustrative only.